AMENDED AND RESTATED
                           Purchase and Sale Agreement



                                 by and between



                              GAS SOLUTIONS, LTD.,
                          a Texas Limited Partnership ,

                                     Seller,

                                       and

                                MNW PARTNERS, LLC
                       a Texas Limited Liability Company,

                                      Buyer





                            Dated September 23, 2004

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                                                                  Execution Copy

                              AMENDED AND RESTATED
                           PURCHASE AND SALE AGREEMENT


         This Amended and Restated Purchase and Sale Agreement (this "Agreement") dated as of the 23rd day of September, 2004, is made and entered into by and between GAS SOLUTIONS, LTD., a Texas limited partnership ("Seller"), and MNW PARTNERS, LLC, a Texas limited liability company ("Buyer").

                                    RECITALS

         WHEREAS, Seller and MNW Acquisition, LP, a Texas limited partnership ("Original Buyer") entered into that certain Purchase and Sale Agreement dated July 29, 2004 (the "Original Agreement").

         WHEREAS, Original Buyer assigned its rights and obligation under the Original Agreement to Buyer pursuant to that certain Assignment of Contract dated as of September 23, 2004.

         WHEREAS, Seller and Buyer desire to amend and restate the Original Agreement to make certain revisions, changes and corrections to such Original Agreement as have come to the parties' attention during the due diligence review period.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                   ARTICLE I.
                                PURCHASE AND SALE

         1.01 Description of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and pay for, all of Seller's right, title and interest in and to the following described assets (herein called the "Assets"), to-wit:

              (a) All real property, including without limitation, lands, rights-of-way, servitudes, easements, buildings and other permanent improvements used or held for use for Seller's benefit in connection with Seller's ownership or operation of the Longview Gas Plant in Gregg County, Texas (the "Longview Facility"), and the Chapel Hill Gas Plant in Smith County, Texas (along with the Longview Facility, the "Plants"), including, but not limited to, those properties, rights and interests more particularly described on Exhibit "A-1" and Exhibit "A-2" attached hereto (the "Real Property");

              (b) All tangible personal property relating to the maintenance, use or operation of the Plants, including without limitation, the compression equipment, processing equipment, injection equipment, gathering systems, residue return lines, truck loading facilities, regulators, meters, measurement equipment, measurement telemetry, valves, plant stock, vehicles, trucks, warehouse inventory, parts, supplies, office furniture, fixtures and equipment,

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computers, printers, software (but only to the extent actually owned by Seller), telephone systems and all other tangible assets used or held for use for Seller's benefit solely in connection with Seller's ownership or operation of the Plants including, but not limited to, the vehicles listed on Exhibit "A-3" attached hereto (the "Personal Property");

              (c) All intangible property such as trademarks, service marks, logos, contracts, agreements, construction and operating agreements, permits, licenses and all other instruments, used or held for use for Seller's benefit in connection with Seller's ownership or operation of the Plants (including, but not limited to, any assignable contracts providing third party indemnification for environmental liabilities) all as more particularly described on Exhibit "B" attached hereto (the "Contracts"); and

              (d) All of Seller's books, records, files, documents and data related to the Plants, including tax information and records relating to ad valorem, property and similar taxes and assessments based on or measured by the ownership and/or assessed value of property with respect to the Assets, but excluding previous offers and economic analysis associated with the purchase and/or sale of the Assets, proprietary information, process licenses, information covered by non-disclosure obligations, information covered by legal privilege and tax information and records relating to income, franchise and other taxes assessed with respect to Seller's general operations and not specifically limited to or based on the Assets to be transferred to Buyer as herein provided (the "Records"); provided, however, Seller shall retain the originals of all historical accounting, insurance, employee and environmental Records, but Buyer shall be entitled to copy all such original Records retained by Seller at Closing.

SAVE AND EXCEPT the assets and properties described in Exhibit "C" attached hereto (the "Excluded Assets").

         1.02 LaSalle Street Natural Resources Corporation Net Profits Royalty Interest. Seller and Buyer acknowledge that LaSalle Street Natural Resources Corporation, a Delaware corporation, owns a four percent (4%) net profits royalty interest limited to the Longview Facility (the "LaSalle NPI") pursuant to the terms of the following documents (the "NPI Documents"):

              (a) Assignment and Conveyance of Net Profits Royalty Interest dated February 26, 1999, from Gas Solutions, Ltd. to LaSalle Street Natural Resources Corporation;

              (b) Certificate as to Net Profits Royalty Interests dated February 26, 1999, made by Daniel M. Mitchell, President of Danmark Energy Services, Inc., the sole general partner of Gas Solutions, Ltd. as of that date;

              (c) Agreement Concerning NPI Interests between Gas Solutions, Ltd. and LaSalle Street Natural Resources Corporation; and

              (d) Agreement as to Certain Tax Matters dated February 26, 1999, among Bank of America National Trust and Savings Association, LaSalle Street Natural Resources Corporation and Gas Solutions, Ltd.

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         The sale and conveyance of the Assets by Seller to Buyer is expressly subject to the LaSalle NPI and all of the terms, conditions, covenants and agreements contained in or referenced in the related NPI Documents. Upon Closing, Buyer shall assume and agree to perform all duties, obligations and responsibilities related to or arising out of the LaSalle NPI and/or the NPI Documents attributable to the period of time on and after the Effective Time.

         1.03 Effective Time. The purchase and sale of the Assets shall be effective as of 7:00 a.m. local time at the location of the Assets on the second day of the calendar month in which Closing (as herein defined) actually occurs (herein called the "Effective Time").

         1.04 Disclosure of Relationship. Seller and Buyer acknowledge that Daniel M. Mitchell ("Mitchell"), a limited partner in Seller, has served as a consultant to the general partner of Seller concerning the day-to-day business operations of Seller and has been paid a consulting fee by Seller for his services in that regard. A copy of the agreement containing the terms and conditions of Mitchell's consulting arrangement with Buyer following the Closing Date is attached hereto as Exhibit "D".

                                  ARTICLE II.
                                 PURCHASE PRICE

         2.01 Purchase Price. The purchase price payable by Buyer for the Assets shall be $25,475,000.00 in immediately available funds (the "Purchase Price").

         2.02 Adjustments to Purchase Price. The Purchase Price shall be subject to adjustment as follows:

              (a) The Purchase Price shall be increased by the following:

                  (i) The amount of all verifiable expenditures (net to Seller's interest) incurred and paid or to be paid by or on behalf of Seller that are attributable to the ownership or operation of the Assets and to the period of time from and after the Effective Time, including without limitation, capital expenditures, royalties, ad valorem and property taxes and assessments, severance taxes, sales taxes, production taxes, rentals and similar charges and amounts billed under applicable operating agreements or other similar arrangements or agreements and, in the absence of such agreements, such expenses of the sort customarily billed thereunder;

                  (ii) An amount equal to all prepaid expenses attributable to the Assets that are paid by Seller or any affiliate of Seller that inure to the benefit of Buyer and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time, including, without limitation, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom;

                  (iii) The amount of all third party costs incurred and paid by Seller in connection with the agreements with ExxonMobil described in Section 4.01(d) as budgeted in writing or as otherwise approved by Buyer, whose approval shall not be unreasonably withheld; and

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                  (iv) Any other amount mutually agreed upon by Seller and
Buyer.

              (b) The Purchase Price shall be reduced by the following:

                  (i) Proceeds (net to Seller's interest) earned and received or to be received by or on behalf of Seller that are attributable to the ownership or operation of the Assets and to the period of time from and after the Effective Time;

                  (ii) An amount equal to all unpaid ad valorem, property and similar taxes and assessments (but not including income or franchise taxes) based upon or measured by the ownership and/or assessed value of property accruing to the Assets prior to the Effective Time;

                  (iii) An amount equal to all rent, utilities, third party services, or any other expenses incurred, in part or entirely, prior to the Effective Time and paid by Buyer;

                  (iv) The amount of all verifiable expenditures paid by Buyer for work actually done and performed in connection with the Assets prior to the Effective Time; and

                  (v) Any other amount mutually agreed upon by Seller and Buyer.

         2.03 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth in Exhibit "E" hereto (the "Allocated Value"), and Seller and Buyer agree to file their tax returns in accordance with the allocations set forth on Exhibit "E".

         2.04 Performance Deposit. If Buyer does not elect to terminate this Agreement in accordance with Section 6.02, Buyer shall deposit with Seller on or before September 3, 2004, at 4:00 p.m. C.D.T., a performance deposit in the amount of $500,000.00 (the "Performance Deposit"). The Performance Deposit will be credited against the Closing Amount (as defined in Section 8.02(b)) at Closing, will not bear interest and is not refundable except as expressly provided in this Agreement. Once Buyer has deposited the Performance Deposit with Seller, Buyer shall not be entitled to a return or refund of the Performance Deposit unless Seller is in material default under this Agreement as provided in Section 11.02.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

         3.01 Representations and Warranties of Seller. Except as provided below, Seller represents and warrants to Buyer as follows:

              (a) Seller is a limited partnership duly organized and validly existing under the laws of the State of Texas, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. SB Gas Services, LLC is a limited liability company duly organized and validly existing under the laws of the State of Texas, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted.

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              (b) Seller has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Seller, the performance by Seller of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been, or will be, duly authorized and approved by the appropriate governing body of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              (c) This Agreement and the execution and delivery hereof by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not conflict with, or require the consent of any person under, any of the terms, conditions or provisions of the partnership agreement of Seller, or any law, order, contract or permit to which Seller is subject or a party.

              (d) Seller is not in default in any material respect under, and to the knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a material default under (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound or to which any of the Assets are subject, or any other agreement, contract, lease, license or other instrument, or (ii) any order, judgment or decree of any court, commission, board, agency or other governmental body, if such default would have a material adverse effect upon the Assets.

              (e) Exhibit "B" hereto sets forth a list of all material Contracts affecting the Assets. To the best of Seller's knowledge, all of such Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto. Seller is not in breach or default with respect to any material obligations pursuant to any material Contract. To the best of Seller's knowledge, no other party to any Contract (or any successor in interest thereto) is in breach or default with respect to any of its material obligations thereunder. Seller has not given nor received notice of any action to terminate, cancel, rescind or procure a judicial reformation of any material Contract.

              (f) To the best of Seller's knowledge, all ad valorem, property and similar taxes and assessments based on or measured by the ownership of property with respect to the Assets which are currently due have been properly paid.

              (g) To the best of Seller's knowledge, all valid laws, regulations and orders of all governmental agencies having jurisdiction over the Assets have been and shall continue to be complied with in all respects until the Closing, all material necessary permits from and reports to governmental agencies having jurisdiction in connection with the Assets have been obtained and have been timely, properly and accurately made and will continue to be timely, properly and accurately made through Closing, if the failure to comply or obtain the permit in question would have a material adverse effect upon the Assets or their operation. No governmental consents are

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required to effect the sale of the Assets to Buyer. To Seller's actual knowledge, there are no material violations of any law pertaining to environmental protection or protection of human health or safety, including without limitation those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Air Act or the Toxic Substances Control Act.

              (h) Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

              (i) Except as may be set forth in Exhibit "F" hereto, on the date hereof no suit, action or other proceeding is pending before any court or governmental agency to which Seller is a party and which might result in impairment or loss of Seller's title to any part of the Assets or that might hinder or impede operation of the Assets and, to the knowledge of Seller, no such suit, action or other proceeding is threatened. Seller shall promptly notify Buyer of any such proceeding which comes to Seller's attention after the date of this Agreement.

              (j) Schedule 3.01(j) lists each non-qualified deferred compensation plan, qualified defined contribution retirement plan, qualified defined benefit retirement plan or other material fringe benefit plan or program that Seller maintains or to which Seller contributes. With respect to any employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is subject to ERISA and which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to, within six years prior to the Closing Date, by Seller or any person deemed to be affiliated or aggregated with Seller under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 (the "Code") or Section 4001(a)(14) of ERISA, (a) no unsatisfied withdrawal liability or obligation, within the meaning of Section 4201 of ERISA, has been incurred,
(b) no unsatisfied liability or obligation to the Pension Benefit Guaranty Corporation has been incurred by any Seller Party or any ERISA Affiliate, (c) no accumulated funding deficiency, whether or not waived, within the meaning of
Section 302 of ERISA or Section 412 of the Code has been incurred and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. With respect to any kind of employee benefit plan, such plan has been funded and maintained in compliance with all Laws applicable thereto and the requirements of such plan's governing documents.

              (k) Set forth on Schedule 3.01(k) are the following financial statements (the "Financial Statements") of Seller: (a) audited balance sheets and statements of income, changes in partners' capital and cash flow as of and for the fiscal years ended December 31, 2001, 2002, and 2003; and (b) unaudited balance sheet (the "Most Recent Balance Sheet") and statements of income (the "Interim Financial Statements") as of and for the five months ended May 31, 2004 (the "Balance Sheet Date"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, present fairly Seller's financial condition as of such dates and Seller's results of operations for such periods and are consistent with Seller's books and records; provided, however, that the Interim Financial Statements are

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subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Seller is not now insolvent, nor will Seller be rendered insolvent by any of the Transactions. A person is "insolvent" for purposes of this Section when the sum of its liabilities and obligations is greater than a fair valuation of all of its property.

              (l) Except as set forth in Schedule 3.01(l), since the Balance Sheet Date, Seller has operated in the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) ("Ordinary Course of Business"), and, from the Balance Sheet Date to the Closing Date, there have been no events, series of events, or the lack of occurrence thereof with respect to the Assets that, singularly or in the aggregate, could reasonably be expected to have a material adverse effect on the Business or Assets.

              (m) Except as set forth on Schedule 3.01(m), (a) the Assets constitute and include all the assets necessary for the conduct of the business as currently conducted and as currently proposed to be conducted, and (b) there are no material assets used in or relied upon for the conduct of the business other than the Assets.

              (n) Seller is not subject to any liability or obligation for any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, occupation, customs, ad valorem, duties, franchise, withholding, social security, unemployment, real property, personal property, sales, use, transfer, registration, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, the nonpayment of which could be the basis for a lien upon the Assets to be transferred to Buyer ("Taxes"), including Taxes relating to prior periods, other than those reflected or reserved against on the Most Recent Balance Sheet (rather than disclosed in any notes thereto) or those incurred since the Balance Sheet Date in Seller's Ordinary Course of Business. Except for Permitted Encumbrances, there are no encumbrances for Taxes upon, or pending or threatened against, any Asset.

         3.02 Representations and Warranties of Buyer. Except as provided below, Buyer hereby represents and warrants to the Seller as follows:

              (a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

              (b) Buyer has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the appropriate governing body of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights

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generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              (c) This Agreement and the execution and delivery hereof by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not conflict with, or require the consent of any person under, any of the terms, conditions or provisions of the articles of incorporation, articles of organization, partnership agreement, bylaws, regulations or other organizational document of Buyer as the case may be.

              (d) Buyer has or will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price at the Closing.

              (e) There is no action, suit, proceeding or governmental investigation or inquiry pending, or to the knowledge of Buyer, threatened against Buyer or its subsidiaries or any of its properties that might delay, prevent or hinder the consummation of the transactions contemplated hereby.

              (f) Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

              (g) Buyer acknowledges that the Assets which are the subject of this Agreement have been utilized by Seller and its predecessors for the purposes of processing, transporting and storage of hydrocarbons and related products and associated oil field operations, possibly including the storage and disposal of waste materials or hazardous substances. Buyer acknowledges that in the past there may have been spills of wastes, crude oil, produced water or other materials including, without limitation, any toxic, hazardous or extremely hazardous substances, onto the Assets. In addition, some of the Assets may contain asbestos and/or naturally occurring radioactive material ("NORM"). Buyer expressly understands that NORM may affix or attach itself to the inside of materials and equipment as scale or in other forms, that said materials and equipment located on or included in the Assets may contain NORM and that NORM-containing material may have been buried or otherwise disposed of on the Assets. Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of asbestos, NORM or other materials from the Assets where such material may be found and that Buyer assumes all liability for or in connection with the assessment, containment, removal, remediation, transportation and disposal of any such materials in accordance with (i) all past, present or future applicable laws, rules, regulations and other requirements of any governmental or judicial entities having jurisdiction, and (ii) the terms and conditions of the Contracts.

              (h) Except as otherwise set forth in this Agreement, Buyer acknowledges and agrees that Buyer shall acquire the Assets (including Assets for which a notice is given under Section 6.02) in an "AS IS, WHERE IS" condition and shall assume all risks that the Assets may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including, but not limited to, the presence of unknown

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abandoned wells, sumps, pits, pipelines or other waste or spill sites which may not have been revealed by Buyer's investigation. ON AND AFTER THE EFFECTIVE TIME, ALL RESPONSIBILITY AND LIABILITY RELATED TO THE CONDITION OF THE ASSETS, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SHALL BE TRANSFERRED FROM SELLER TO BUYER WITHOUT RECOURSE ON SELLER. WITHOUT LIMITING THE FOREGOING, BUYER WAIVES ITS RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES SELLER AND AGREES TO DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGEMENTS, COSTS AND EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEY'S FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE OR MAY HAVE ARISEN PRIOR TO, ON OR AFTER THE EFFECTIVE TIME ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL OR OTHER PHYSICAL CONDITION OF THE ASSETS OR ANY VIOLATION BY SELLER, BUYER OR ANY OTHER PARTY OF ANY APPLICABLE EXISTING OR FUTURE LAW, REGULATION, ORDER OR OTHER DIRECTIVE OF ANY GOVERNMENTAL OR JUDICIAL ENTITY, HAVING JURISDICTION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, THE CLEAN AIR ACT, AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990 AND ALL STATE AND LOCAL LAWS, AND ANY REPLACEMENT OR SUCCESSOR LEGISLATION OR REGULATION THERETO.

              (i) Buyer has the right under this Agreement to conduct, at its sole cost, such title examination or investigation, environmental assessments, physical inspections and other due diligence examinations and investigations, as it may choose to conduct with respect to the Assets to satisfy itself as to the condition of the Assets and the legal, contractual and other obligations related to the ownership and operation of the Assets which will or may have an effect on Buyer's operations following Closing.

                                  ARTICLE IV.
                                   COVENANTS

         4.01 Covenants of Seller. Seller covenants and agrees with Buyer that:

              (a) Prior to Closing, Seller will make available to Buyer for examination at Seller's offices in White Oak, Texas, title, legal, engineering, accounting and other information relating to the ownership and operation of the Assets insofar as the same are in Seller's possession and will cooperate with Buyer in Buyer's efforts to obtain from third parties, at Buyer's expense, such additional information relating to the Assets as Buyer may reasonably request. Seller shall permit Buyer, at Buyer's expense, to inspect and photocopy such information and records at any reasonable time, but only to the extent, in each case, that Seller may do so without violating any contractual commitment to a third party. Seller shall not be

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obligated to furnish any updates of abstracts, title opinions or additional title information, but shall cooperate with Buyer in Buyer's efforts to obtain, at Buyer's expense, such additional title information as Buyer may reasonably request.

              (b) After the Effective Time and prior to Closing, Seller has and will continue to cause the Assets operated by Seller to be produced, operated and maintained in a good and workmanlike manner consistent with prior practices, will not abandon any of the Assets, will maintain insurance now in force with respect to the Assets, will pay or cause to be paid all costs and expenses due to be paid in connection therewith, will keep the Contracts in full force and effect and will perform and comply with all the material covenants and conditions contained in the Contracts and all agreements relating to the Assets.

              (c) Seller shall permit Buyer's authorized representatives to consult with Seller and its agents and employees during reasonable business hours and to conduct, at Buyer's sole risk and expense, on-site inspections, tests and inventories of the Assets. During any such inspections of the Assets, Buyer and Buyer's representatives shall have the right to review the Assets and all facilities used in connection with the operation thereof, and to conduct such assessments and investigations as Buyer may deem reasonably necessary or appropriate to determine the condition of the Assets.

              (d) Seller has negotiated agreements with ExxonMobil Gas & Power Marketing Company ("ExxonMobil") whereby Seller will construct a natural gas liquids pipeline, at Seller's expense, from the ExxonMobil facilities in the Hawkins Field in Wood County, Texas, to the Longview Facility for processing and further disposition of natural gas liquids pursuant to an Agreement for the Exchange of Natural Gas Liquids, an Ethane/Propane Mix Sale Agreement and related agreements between Seller and ExxonMobil, all of which are included as part of the Contracts listed on Exhibit "B". Seller and ExxonMobil are in the process of executing the final versions of those agreements as of the date of this Agreement. The agreements with ExxonMobil require Seller to make expenditures for land and title research, pipeline right-of-way acquisition and construction of the liquids pipeline, and Seller has commenced those activities and begun incurring associated costs prior to the date of this Agreement. Seller agrees to continue to perform the necessary actions required under the terms of the agreements with ExxonMobil in the ordinary course of business from the date of this Agreement to the Closing Date in exchange for Buyer's agreement to reimburse Seller for all reasonable out-of-pocket third party costs incurred and paid by Seller in connection therewith, regardless of whether incurred or paid before or after the date of this Agreement or before or after the Effective Time. At or prior to Closing, Seller shall obtain the written consent of ExxonMobil to the assignment to Buyer at Closing of Seller's interests under said agreements.

              (e) Seller will use its best efforts to obtain the satisfaction of the conditions to Closing set forth in Section 7.01 hereof.

              (f) Seller may solicit and receive any back up proposal or offer from any existing interested parties relating to the acquisition of the equity interests or the assets of Seller. Notwithstanding the foregoing, Seller may not execute any agreement or enter into formal negotiations regarding a term sheet, letter of intent or other binding contractual arrangement (including, but not limited to, a back up contract) related to the equity interests or the assets of

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Seller. Furthermore, Seller may not permit any third party to initiate due diligence (legal, financial or otherwise).

              (g) Seller hereby expressly consents to Buyer changing its legal name to "Gas Solutions Partnership II, L.P." following the Closing. Seller acknowledges and agrees that all intellectual property rights and goodwill associated with the name "Gas Solutions" including, but not limited to, any registered or unregistered trademarks, logos, service marks, and other graphical items are transferred to Buyer pursuant to Section 1.01 and Seller hereby waives any residual right to bring any claim for infringement with the name "Gas Solutions, Ltd." Goodwill arising out of Seller's use of the name "Gas Solutions, Ltd" or any similar name shall inure to the benefit of Buyer, and Seller hereby assigns to Buyer any rights to such goodwill that inure to it, if any. Seller is expressly prohibited from assigning, transferring or conveying any rights in the name "Gas Solutions, Ltd." If Seller dissolves or abandons the name "Gas Solutions, Ltd.", all rights and title to such name shall be immediately assigned and transferred to Buyer pursuant to this Section 4.01(g).

         4.02 Covenants of Buyer. Buyer covenants and agrees with Seller that:

              (a) Buyer will use its best efforts to obtain the satisfaction of the conditions to Closing set forth in Section 7.02 hereof.

              (b) In the event that this Agreement is terminated or, if not terminated, until the Closing, the confidentiality of any data or information received by Buyer regarding the business and assets of Seller shall be maintained by Buyer and its representatives in accordance with any applicable confidentiality agreements executed by Buyer.

              (c) Buyer shall release, indemnify, defend and hold Seller harmless from any claim, cause of action, judgment, liability, loss, damage or other cost whatsoever brought by or in favor of any person for injury, illness or death or damage to or loss of property caused by or resulting from Buyer's access to the Assets for purposes of conducting Buyer's due diligence investigations contemplated by this Agreement.

              (d) From and after Closing, Buyer shall properly handle, remove, transport and dispose of any material, substance or waste (whether toxic, hazardous, extremely hazardous or otherwise) from the Assets (including, but not limited to, produced water, drilling fluids and other associated wastes), whether present before or after the Effective Time, in accordance with applicable local, state and federal laws and regulations. To the extent that the Assets are not sold in fee to Buyer, Buyer shall keep records of the types, amounts and location of materials, substances and wastes which are transported, handled, discharged, released or disposed onsite and offsite. When and if any portion of the Assets is abandoned or Buyer's rights to use and occupy same are terminated, Buyer shall take whatever additional testing, assessment, closure, reporting or remedial action with respect to the affected Assets as is necessary to meet any local, state or federal requirements directed at protecting human health or the environment in effect at that time, and any other action as necessary to restore the Assets to an acceptable condition in accordance with applicable law and the Contracts.

              (e) Buyer hereby expressly consents to Seller's use of the name "Gas Solutions, Ltd." following the Closing.

                                   ARTICLE V.
                            DISCLAIMER OF WARRANTIES

         5.01 SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (i) THE CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ENVIRONMENTAL CONDITION, (ii) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, AND (iii) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR
ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, INCLUDING, WITHOUT LIMITATION, PRICING ASSUMPTIONS, ABILITY TO RENEW OR CONTINUE EXISTING CONTRACTS UPON THEIR EXPIRATION OR TERMINATION, THE RIGHT TO CONTINUE TO USE EXISTING PIPELINE AND GATHERING SYSTEMS OR ANY OTHER MATTER. BUYER SHALL ASSUME ALL RISKS AND HAVE SOLE RESPONSIBILITY FOR ANY ACTIONS TAKEN BY OR ON BEHALF OF BUYER IN RELIANCE ON ANY INFORMATION, RECORDS AND DATA, IF ANY, TRANSFERRED OR PROVIDED TO BUYER PURSUANT TO THIS AGREEMENT.

                                  ARTICLE VI.
                 BUYER'S DUE DILIGENCE INVESTIGATIONS AND REVIEW

         6.01 Due Diligence Review Period . Buyer shall have the right for a period commencing upon execution of this Agreement by both parties and ending on the Closing Date, to conduct such title review and research, environmental assessment, physical inspections, contract and other records review, financial review and other due diligence investigations, inspections and review with respect to the Assets as Buyer deems advisable, necessary and/or appropriate to satisfy itself as to the condition of the Assets and the title thereto and the legal, contractual and other obligations related to the ownership and operation of the Assets which will or may have an effect on Buyer's ownership and operation of the Assets after Closing. Seller agrees to cooperate, as reasonably requested by Buyer, in providing Buyer and Buyer's representatives access to the Assets and Records in connection with such due diligence activities by Buyer. With respect to any physical inspections or on-site environmental assessment activities, Buyer shall provide Seller three (3) days prior written notice of a desired date(s) for such inspections and/or assessments and Seller shall have the right to have a representative present during any inspection and/or assessment and, if any testing is conducted, Seller may require splitting of all samples. Buyer shall treat all information regarding the Assets as confidential, whether material or not, and shall not make any contact with any governmental authority or third party regarding same without Seller's written consent, unless required by applicable law or other directive.

         6.02 Termination if Buyer Dissatisfied. On or before September 3, 2004, at 4:00 p.m. C.D.T., Buyer shall advise Seller in writing if Buyer is dissatisfied with the results of its due diligence review of the Assets and elects to terminate this Agreement. If Buyer delivers to Seller written notice of Buyer's election to terminate this Agreement prior to the above deadline, then

Seller and Buyer shall be released from all further obligations under this Agreement; provided, however Buyer shall continue to be obligated to (i) comply with any applicable confidentiality agreements with Seller concerning the Assets, and (ii) indemnify Seller as provided in Section 10.04(b). If Buyer does not deliver to Seller written notice of termination prior to the above deadline, then Buyer shall have no further right to terminate this Agreement pursuant to this Article VI or Section 11.01(b), and Buyer shall be obligated to purchase the Assets in an "AS IS, WHERE IS, WITH ALL FAULTS" condition without right of recourse against Seller or adjustment to the Purchase Price, excepting only matters arising out of a material default by Seller under this Agreement or any Contract occurring during the period of time from September 3, 2004 until the Closing Date.

                                  ARTICLE VII.
                              CONDITIONS TO CLOSING

         7.01 Conditions to the Obligations of Buyer. The obligations of Buyer to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Buyer:

              (a) The representations and warranties made herein by Seller shall be correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing, and Seller shall have complied in all material respects with all the covenants hereof required by this Agreement to be performed by Seller at or prior to the Closing.

              (b) The Closing hereunder shall not violate any order or decree of any court, agency, commission, tribunal or other governmental authority having competent jurisdiction over the transactions contemplated by this Agreement.

              (c) There has been no material adverse change in the condition of the Assets which is not covered by insurance. For purposes of this subsection
(c), a "material adverse change" is any one or more acts, omissions, occurrences or conditions with respect to the Assets which, in the aggregate, would reasonably be expected to impair or diminish the value of the Assets in the amount of $100,000.00 or more.

              (d) Delivery to Buyer of a legal opinion of counsel to Seller reasonable acceptable to Buyer, which counsel shall have professional liability insurance, substantially in the form attached hereto as Exhibit "H".

         7.02 Conditions to the Obligations of Seller. The obligations of Seller to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Seller:

              (a) The representations and warranties made hereby by Buyer shall be correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing, and Buyer shall have complied in all material respects with all the covenants hereof required by this Agreement to be performed by Buyer at or prior to the Closing.

              (b) The Closing hereunder shall not violate any order or decree of any court, agency, commission, tribunal or other governmental authority having competent jurisdiction over the transactions contemplated by this Agreement.

              (c) Delivery to Seller of a legal opinion of counsel to Buyer substantially in the form attached hereto as Exhibit "I".

                                 ARTICLE VIII.
                                    CLOSING

         8.01 Time and Place of Closing. Unless the parties agree otherwise and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (herein called the "Closing") shall be held at the offices of Seller's general partner in Dallas, Texas, on September 23, 2004. The date on which Closing occurs is referred to herein as the "Closing Date."

         8.02 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

              (a) Seller shall assign, transfer and convey the Assets to Buyer. Seller shall execute one or more assignments of all or part of the Assets to be conveyed by it, as may be reasonably requested by Buyer, on the form of "Assignment, Conveyance and Bill of Sale" attached hereto as Exhibit "J" and made a part hereof. Seller shall also execute such additional deeds (including, but not limited to, special warranty deeds for each of the Plants), conveyances and bills of sale as may be necessary to convey the Assets to Buyer; provided that any such additional deeds, conveyances or bills of sale shall not warrant the condition of the Assets, and shall warrant title only against claims made by persons claiming by, through or under Seller, but not otherwise. In addition to the foregoing, the instruments executed pursuant to this Section 8.02(a) shall be executed in multiple originals and counterparts sufficient to facilitate recording.

              (b) Seller and Buyer shall execute and deliver a settlement statement prepared by Seller and approved by Buyer (herein called the "Preliminary Settlement Statement") that shall set forth the Closing Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount. The term "Closing Amount" shall mean the Purchase Price less the Performance Deposit, adjusted in accordance with Section 2.02 using for such adjustments the best information (including estimated data) then available.

              (c) Buyer shall pay the Closing Amount to Seller by wire transfer in immediately available funds to the account or accounts designated by Seller in writing.

              (d) Seller shall deliver to Buyer exclusive possession of the Assets, subject to the rights of third parties under operating agreements and similar arrangements.

              (e) Buyer shall deliver evidence reasonably satisfactory to Seller that Buyer is a qualified operator in the State of Texas and has satisfied all bonding and other requirements established by the Railroad Commission of Texas with regard to abandonment and restoration obligations associated with the Assets.

              (f) Seller, if it has not previously done so, shall resign as operator of any of the Assets which it operates. Seller and Buyer shall execute all necessary or appropriate forms to provide for the change of operator and cause such forms to be filed with the Railroad Commission of Texas and other appropriate governmental bodies, if applicable.

              (g) Seller and Buyer shall execute transfer orders or letters-in-lieu thereof in form and substance reasonably acceptable to both parties directing all purchasers of production to make payment to Buyer of proceeds attributable to the Assets assigned to Buyer from and after the Effective Time to the extent such payments have not already been made by such purchasers.

              (h) Seller and Buyer shall each deliver to the other party certified copies of corporate resolutions, partner consents and similar documentation reasonably requested by the other party to evidence the proper authorization of the transactions contemplated by this Agreement and the execution and delivery of all documents contemplated hereby by a duly authorized officer, agent or representative.

              (i) Seller and Buyer shall each deliver to the other party a bring down certificate as of the Closing Date duly executed by its chief executive officer.

                                  ARTICLE IX.
                            OBLIGATIONS AFTER CLOSING

         9.01 Post-Closing Adjustments. As soon as practicable after the Closing, but not later than ninety (90) days after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (the "Final Settlement Statement") setting forth each adjustment to Purchase Price that was not finally determined as of the Closing and showing the calculation of such adjustments. As soon as practicable after receipt of such Final Settlement Statement from Seller, and no later than thirty (30) days thereafter, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement proposed by Seller. The parties shall undertake to agree with respect to the amounts due pursuant to such Final Settlement Statement not later than one hundred fifty (150) days after the Closing Date. The final agreed price paid by Buyer to Seller for the Assets after all adjustments is hereinafter referred to as the "Final Purchase Price." The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the "Final Settlement Date." If the Buyer and Seller are unable to agree upon a Final Purchase Price within one hundred fifty (150) days from the Closing Date, Seller shall select an independent accounting firm from a list of three (3) such firms provided by Buyer, which firm shall audit the disputed items on the Final Settlement Statement and determine the Final Purchase Price. The decision of such independent accounting firm shall be binding on Buyer and Seller, and the fees and expenses of such independent accounting firm shall be borne one-half (1/2) by each of Buyer and Seller.

         9.02 Sales Taxes and Recording Fees. Buyer shall pay all sales taxes occasioned by the sale of the Assets and all documentary, filing and recording fees required in connection with the filing and recording of any documents of conveyance.

         9.03 Further Assurances. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action, including payment of monies, as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law.

         9.04 Buyer's Post-Closing Obligations. Except to the extent such items have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time prior to the Effective Time shall be the property of Seller. If, at any time subsequent to the Closing, Buyer comes into possession of money or property belonging to the Seller attributable to ownership or operation of the Assets prior to the Effective Time, Buyer shall promptly deliver such money or other property to the Seller. Buyer shall allow Seller access to the Records pertaining to the period of time prior to the Effective Time during Buyer's normal business hours after Closing in connection with any rights which Seller has retained under this Agreement, for the purpose of filing or amending a tax return, responding to a governmental inquiry, third party litigation or any other legitimate business purpose; provided that any copies of Records made by Seller shall be at the sole expense of Seller.

         9.05 Seller's Post-Closing Obligations. Except to the extent such items have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time after the Effective Time shall be the property of Buyer. If, at any time subsequent to the Closing, Seller comes into possession of money or property belonging to the Buyer attributable to ownership or operation of the Assets after the Effective Time, Seller shall promptly deliver such money or other property to the Buyer.

         9.06 Files and Records. At Closing, Seller shall deliver the Records to Buyer.

         9.07 Survival. The representations and warranties by Seller and Buyer in this Agreement shall survive the Closing for a period of twelve (12) months from the Closing Date. All covenants and agreements contained in this Agreement shall survive the Closing indefinitely.

                                   ARTICLE X.
                         ASSUMPTION AND INDEMNIFICATION

         10.01 Definitions.

              (a) "Assumed Obligations" means, except as constitutes Retained Obligations, (i) all liabilities, duties, and obligations that arise from the ownership or operation of the Assets after the Effective Time; (ii) all liabilities and obligations with respect to Abandonment; (iii) all duties, liabilities and obligations under the Contracts and the NPI Documents arising after the Effective Time; (iv) the Environmental Obligations; and (v) all other duties, liabilities and obligations assumed by Buyer under this Agreement.

              (b) "Environmental Law" means any laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, interpretations, licenses and permits of any governmental body, including the common or civil law, (including, without limitation, those pertaining to occupational health and safety, consumer product safety, employee benefits, the environment, securities or zoning) and all judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other governmental body of competent jurisdiction relating to pollution of air, soil or water, the protection of the environment, or the handling, release or disposal of hazardous, toxic or waste materials.

              (c) "Environmental Obligations" means, except for Abandonment, any Losses or obligations arising from the following occurrences, conditions, events and activities on or related to the Assets, regardless of whether resulting from acts or omissions prior to the Effective Time or the Closing Date, or the condition of the Assets at Closing: (i) any condition, environmental pollution or contamination with respect to the air, land, soil, surface, subsurface strata, surface water, ground water, or sediments, (ii) underground injection activities and waste disposal; or (iii) necessary remediation, and the cost of such remediation, or any control, assessment, or compliance with respect to any pollution, contamination or condition which causes an Asset to not be in compliance with an Environmental Law or Contract.

              (d) "Losses" means any and all losses, liabilities, claims, demands, penalties, fines, settlements, damages, actions, or suits of whatsoever kind and nature (but expressly excluding punitive and consequential damages), whether or not subject to litigation, including, without limitation (i) claims or penalties arising from products liability, negligence, statutory liability or violation of any applicable law, statute, treaty, rule, code, ordinance, regulation, certificate, order, interpretation, license or permit of any governmental body, or in tort (strict, absolute or otherwise), and (ii) loss of or damage to any property, and all reasonable out-of-pocket costs, disbursements and expenses (including, without limitation, legal, accounting, consulting and investigation expenses and litigation costs).

              (e) "Abandonment" means all abandonment, removal, disposal or restoration associated with the Assets, including, but not limited to, all abandonment, removal, surface restoration (including without limitation wetlands and marsh restoration), site clearance and disposal of the Plants, facilities, structures, fixtures and personal property located on or associated with the Assets (whether placed on an Asset prior to or after the Effective Time), the removal and capping of all associated pipelines, gathering lines and flow lines, the restoration of the surface, site clearance, and any disposal of related waste materials, including without limitation naturally occurring radioactive material (NORM) and asbestos, all in accordance with any applicable law, statute, treaty, rule, code, ordinance, regulation, certificate, order, interpretation, license or permit of any governmental body and the terms and conditions of the Contracts.

              (f) "Retained Obligations" means, with respect to any Asset, except as constitutes Environmental Obligations, any liabilities and obligations of Seller (i) arising from the payment of the costs and expenses of operation of the Assets prior to the Effective Time; (ii) due, accrued or owed prior to the Effective Time to third Persons arising from property damage or personal injury sustained prior to the Effective Time; (iii) arising from any existing litigation disclosed on Exhibit "F" pending as of the Effective Time; (iv) arising from or attributable to any Excluded Asset; and (v) to be retained by Seller as expressly provided in this Agreement.

         10.02 Assumption of Assumed Obligations by Buyer. Upon Closing, Buyer shall be deemed to have assumed all of the Assumed Obligations. From and after the Closing Date, Buyer covenants and agrees to perform all duties and responsibilities related to or arising out of the Assumed Obligations.

         10.03 Indemnification by Seller. Seller shall indemnify, defend and hold Buyer and Buyer's officers, directors, partners, members, managers, employees, agents and representatives harmless from and against all Losses based upon, arising out of, in connection with, or relating to the following, provided that Buyer has delivered to Seller a Claim Notice in compliance with Section
10.07 on or before the expiration of twelve (12) months following the Closing
Date:

              (a) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement; and

              (b) if the Closing occurs, the Retained Obligations .

         10.04 Indemnification by Buyer. Buyer shall indemnify, defend and hold Seller and Seller's officers, directors, partners, members, managers, employees, agents and representatives harmless from and against all Losses based upon, arising out of, in connection with, or relating to the following, provided that Seller has delivered to Buyer a Claim Notice in compliance with Section 10.07 on or before the expiration of twelve (12) months following the Closing Date with respect to claims under subsection (a) below, or at any time with respect to claims under subsections (b), (c) or (d) below:

              (a) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement;

              (b) Buyer's inspection and environmental assessment of the Assets prior to Closing ;

              (c) if the Closing occurs, any Environmental Obligations owed to third parties, regardless of whether any act, omission or occurrence which is the basis for the subject claim or other matter took place before or after the Effective Time or the Closing Date; and

              (d) if the Closing occurs, the Assumed Obligations.

         10.05 Limitations on Indemnification Obligations. The indemnity obligations of Seller and Buyer contained in Sections 10.03 and 10.04 are subject to the following limitations:

              (a) Neither Seller nor Buyer shall be liable to the other for any punitive, exemplary, consequential or special damages, provided that such limitation shall not apply to assumption and indemnity obligations with respect to claims made by any third party;

              (b) Except as provided in Section 10.05(d), neither Seller nor Buyer shall be liable to, nor have any obligation to indemnify the other party unless and until the other party has incurred aggregate Losses arising out of the matters described in Section 10.03 or 10.04 of this Agreement, as the case may be, in excess of a deductible of $100,000.00, after which the indemnifying party shall be obligated to indemnify the other party from and against any further Losses which are in excess of such deductible amount up to, but not exceeding, an aggregate amount of $1,000,000.00 for all Losses incurred by the other party; and

              (c) Except as provided in Section 10.05(d), no Party shall be obligated to indemnify the other for the breach of any representation or warranty, or for any other matter, to the extent that the Party claiming a Loss as a result thereof had actual knowledge of such breach or other matter at or prior to the Closing; and

              (d) The limitations set forth in subsections (b) and (c) of this
Section 10.05 shall not be applicable to (i) third party claims arising out of Buyer's assumption and indemnity obligations with respect to Abandonment and/or Environmental Obligations, (ii) claims related to the adjustments to and final settlement of the Purchase Price pursuant to Sections 2.02, 8.02(b) and 9.01, nor (iii) claims arising out of Buyer's failure to pay or otherwise satisfy obligations arising under the Contracts, the NPI Documents or other obligations of Seller which are assumed by Buyer pursuant to this Agreement attributable to the period of time after the Effective Time.

         10.06 Indemnity of a Party for Its Negligence. EACH PARTY'S INDEMNITY OBLIGATIONS UNDER SECTIONS 10.03 and 10.04 SHALL APPLY REGARDLESS OF THE FAULT OR NEGLIGENCE OF THE INDEMNIFIED PARTY, INCLUDING STRICT OR STATUTORY LIABILITY OF SUCH INDEMNIFIED PARTY UNDER ANY APPLICABLE LAW.

         10.07 Procedures for Asserting Claims. All claims for indemnification under this Agreement shall be asserted and resolved as follows, provided that the provisions of this Section 10.07 shall be covenants and not conditions to the defense and indemnity obligations to which they apply:

              (a) Third Person Claims. In the event that any claim for which a party providing indemnification (the "Indemnifying Party") would be liable to a party or any of its officers, directors, partners, employees, agents or representatives entitled to indemnification hereunder (the "Indemnified Party") is asserted against or sought to be collected by a third person, the Indemnified Party shall promptly notify the Indemnifying Party of such claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the "Claim Notice"). The Indemnifying Party shall have thirty
(30) days from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes its liability to the Indemnified Party hereunder with respect to such claim; and (ii) if it does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such claim; provided, however, that the Indemnified party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading, submission or document which it shall deem necessary or appropriate to protect its interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it does not dispute such liability and desires to defend against such claim or demand, then, except as hereinafter provided, the Indemnifying Party shall have the right to defend such claim or demand by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion, in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its own cost and expense. If the Indemnifying Party disputes its liability with respect to such claim, or elects not to defend against such claim, whether by not giving timely notice as provided above or otherwise, the Indemnified Party shall have the right but not the obligation to defend against such claim, and the amount of any such claim, or if the same be contested by the Indemnifying Party or by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Indemnifying Party hereunder (subject, if it has timely disputed liability, to a determination that the disputed liability is covered by this Article X).

              (b) Other Claims. In the event that the Indemnified Party shall have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted or sought to be collected from it by a third person, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

              (c) Payment of Undisputed Amount. In the event that the Indemnifying Party is required to make any payment under this Article X, the Indemnifying Party shall promptly pay the Indemnified Party the amount so determined. If there should be dispute as to the amount or manner of determination of any indemnity obligation owed under this Article X, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article X and the portion, if any theretofore paid, shall bear interest as provided in Section 10.07(d). Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person or other entity with respect to the subject matter of this claim.

              (d) Interest. If all or part of any indemnification obligation under this Agreement is not paid when due upon resolution of the claim, then the Indemnifying Party shall pay upon demand to the Indemnified Party interest at a per annum rate equal to the post-judgment interest rate determined in accordance with Texas Finance Code Section 304.003 (or any successor statute) on the unpaid amount of the obligation for each day from the date the amount became due until payment in full; provided, however, in no event shall such rate of interest so determined exceed the highest lawful rate which may be charged and received with respect to an obligation of the type described in this Agreement.

              (e) Disputed Claims. If the Indemnifying Party notifies the Indemnified Party during the Notice Period that it disputes any claim under subsections (a) or (b) above, then either party shall have the right to institute an action in a Texas state court of competent jurisdiction for a judicial determination of the validity of and responsibility for the disputed claim in accordance with the allocation of risk set forth in this Agreement.

                                  ARTICLE XI.
                            TERMINATION OF AGREEMENT

         11.01 Termination. This Agreement and the transactions contemplated hereby may be terminated prior to Closing in the following instances:

              (a) By Buyer, if the conditions set forth in Section 7.01 are not satisfied in all material respects or waived by Buyer prior to the Closing Date, or pursuant to any provision of this Agreement expressly permitting such termination by Buyer;

              (b) By Buyer, if Buyer, as determined in its own discretion, is not wholly satisfied with the results of, and its due diligence investigations with respect to, the operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the business and the Assets and Buyer delivers written notice of termination to Seller on or before September 3, 2004, at 4:00 p.m. C.D.T.;

              (c) By Seller, if the conditions set forth in Section 7.02 are not satisfied in all material respects or waived by Seller prior to the Closing Date, or pursuant to any provision of this Agreement expressly permitting such termination by Seller; or

              (d) At any time by the mutual written agreement of Buyer and Seller.

         11.02 Liabilities Upon Termination. If Closing does not occur due solely to Seller's violation of the terms of this Agreement, then Buyer shall be entitled to receive a refund of the Performance Deposit and may seek such legal or equitable remedies as Buyer may desire, including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement of Seller contained herein and the right to enforce specific performance of this Agreement. If Closing does not occur due to Buyer's violation of the terms of this Agreement, Seller shall be entitled to retain the entire Performance Deposit and may seek such legal or equitable remedies as Seller may desire, including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement of Buyer contained herein and the right to enforce specific performance of this Agreement. The covenant of Buyer set forth in Section 12.16 shall survive the termination of this Agreement pursuant to this Article XI.

                                  ARTICLE XII.
                                    GENERAL

         12.01 Claims. Buyer shall be entitled to the rights and benefits of all claims Seller may have against third parties with respect to the Assets arising out of events occurring subsequent to the Effective Time. Seller shall cooperate with Buyer in the prosecution of such claims, but Buyer shall bear all expenses related to the prosecution of such claims.

         12.02 Expenses. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same including, without limitation, legal and accounting fees, costs and expenses.

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


         12.03 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly made if delivered by (i) personal delivery, (ii) recognized third party messenger or overnight delivery service, (iii) telecopy or facsimile transmission, or (iv) deposit into the custody of the United States Postal Service, postage prepaid, first class certified mail, return receipt requested. Notice given in accordance herewith shall be effective upon receipt at the address of the addressee. For purposes of notice, the addresses of the parties shall be as follows unless and until changed by written notice to the other party in accordance herewith:

         All notices to Seller shall be delivered to:

                  Gas Solutions, Ltd.
                  c/o SB Gas Services, LLC, General Partner
                  1601 Elm Street, Suite 300
                  Dallas, Texas 75201
                  Attention:  Mr. James E. Sowell

                  Phone:  (214) 871-3320
                  Fax:  (214) 871-1620

         All notices to Buyer shall be delivered to:

                  MNW Partners, LLC
                  15455 Dallas Parkway, Suite 200
                  Addison, Texas 75001-4690
                  Attention:  Mr. David Nelson

                  Phone:  (214) 954-4455
                  Fax:  (214) 954-1521

         With a copy to:

                  Brandon C. Janes
                  Akin Gump Strauss Hauer & Feld LLP
                  300 W. 6th St., Suite 2100
                  Austin, Texas  78701

                  Phone:  (512) 499-6294
                  Fax:  (512) 499-6290

         12.04 Amendments. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

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


         12.05 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         12.06 Counterparts. This Agreement may be executed by Buyer and Seller via facsimile and in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

         12.07 References. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, neuter, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity.

         12.08 Governing Law and Venue. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas, and exclusive venue for any judicial action or proceeding relating to or arising out of the transactions contemplated by this Agreement shall be in Gregg County, Texas.

         12.09 Entire Agreement. This Agreement (including the Exhibits hereto and any confidentiality agreements referenced in Section 4.02(b) hereof) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

         12.10 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and except as otherwise stated herein, nothing contained in this Agreement, or implied herefrom, is intended to confer upon any other person or entity any benefits, rights or remedies.

         12.11 Assignments. Except as otherwise provided herein, Buyer and Seller may assign all or any portion of their respective rights or delegate any portion of their duties hereunder, so long as the respective assigning parties remain liable for the performance of their obligations hereunder.

         12.12 Public Announcements. The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and exercise their best efforts to agree upon the text of a joint public announcement or statement to be made solely by Seller or Buyer, as the case may be; provided, however, if either Seller or Buyer are required by law, by a listing agreement, or by the rules and regulations of any securities exchange to make such public announcement or statement, then the same may be made without the approval of the other party. The opinion of counsel of either party shall be conclusive evidence of such requirement.

         12.13 Notices After Closing. Buyer and Seller hereby agree that each party shall notify the other of its receipt, after the Closing Date, of any instrument, notification or other document affecting the Assets while owned by such other party.

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


         12.14 Severability. If a court of competent jurisdiction determines that any clause or provision of this agreement is void, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

         12.15 Waiver of Right to Recover Certain Damages. As a material part of the consideration for the execution and delivery of this Agreement, Seller and Buyer, respectively, each hereby waive, release and relinquish the right to recover any punitive, exemplary, consequential or special damages from the other party to this Agreement in connection with the transactions contemplated by this Agreement and the respective rights and obligations of the parties under this Agreement, provided that such waiver by Seller shall not apply to a failure by Buyer to satisfy its assumption and indemnity obligations with respect to Environmental Obligations.

         12.16 Seller's Employees. In the event Buyer fails to close the transactions contemplated by this Agreement for any reason, Buyer agrees not to hire any employee of Seller for a term of one (1) year after the date of termination of this Agreement.

            [The remainder of this page is intentionally left blank.]

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


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     SELLER:

                                     GAS SOLUTIONS, LTD.

                                     By:  SB Gas Services, LLC, its
                                          General Partner


                                     By:/s/ Keith Martin
                                        ---------------------------------
                                            Keith Martin, Manager

                                     BUYER:

                                     MNW PARTNERS, LLC


                                     By:/s/ David Nelson
                                        ---------------------------------
                                            David Nelson, Manager

Schedule of attached exhibits:
-----------------------------

Exhibit "A-1"   -   Rights-of-Way and Easements
Exhibit "A-2"   -   Description of the Real Property Deeds and Leases
Exhibit "A-3"   -   List of Vehicles Being Transferred
Exhibit "B"     -   Contracts
Exhibit "C"     -   Excluded Assets
Exhibit "D"     -   Mitchell Consulting Agreement
Exhibit "E"     -   Allocated Value
Exhibit "F"     -   Pending Litigation and Other Proceedings
Exhibit "G"     -   Seller's Revenue Interest and Cost Interest
Exhibit "H"     -   Form of Opinion of Counsel to Seller
Exhibit "I"     -   Form of Opinion of Counsel to Buyer
Exhibit "J"     -   Form of Assignment, Conveyance and Bill of Sale

Schedule of attached exhibits:
-----------------------------

Schedule 3.01(j)  -  ERISA
Schedule 3.01(k)  -  Financial Statements
Schedule 3.01(l)  -  Material Adverse Effect
Schedule 3.01(m)  -  Other Assets

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